Exhibit 99.1

NEWS RELEASE

SANDRIDGE ENERGY, INC. ANNOUNCES CLOSING OF WESTERN ANADARKO BASIN
ACQUISITION AND UPDATES FULL-YEAR 2024 GUIDANCE

Oklahoma City, Oklahoma, September 3, 2024 /PRNewswire/ – SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE: SD) today announced the closing of its previously announced acquisition of certain producing assets and leasehold interests in the Cherokee play of the Western Anadarko Basin for $144 million, before customary purchase price adjustments. The Company funded the transaction with cash on hand. SandRidge also provided updated guidance for the full-year 2024, incorporating contributions from the new producing assets and joint development program, and made available an investor presentation regarding the acquisition on its website at  investors.sandridgeenergy.com.

Full-Year 2024 Guidance Update

Presented in the table below is the Company’s updated operational and capital expenditure guidance for 2024(1):

	Prior 2024E Guidance(2)	Updated 2024E Guidance(3)
Production
Oil (MMBbls)	0.7 - 0.9	0.8 – 1.1
Natural Gas Liquids (MMBbls)	1.3 - 1.7	1.6 – 1.9
Total Liquids (MMBbls)	2.0 - 2.6	2.4 – 3.0
Natural Gas (Bcf)	16.2 - 19.8	17.7 – 20.5
Total Production (MMBoe)	4.7 - 5.9	5.4 – 6.4

Total Capital Expenditures
Drilling & Completions (“D&C”)	-	$17 - $20 million
Production Optimization, Leasehold and other non-D&C	$8 - $11 million	$16 - $19 million
Total Capital Expenditures	$8 - $11 million	$33 - $39 million

Expenses
Lease Operating Expenses (“LOE”)	$35 - $43 million	$36 - $43 million
Adjusted General & Administrative (“G&A”) Expenses(4)	$8 - $11 million	$8.5 – $11 million
Severance and Ad Valorem Taxes (% of Revenue)	6% - 7%	6% - 7%

Updated 2024E Guidance Highlights

●	LOE and G&A decreasing on a $/Boe basis combined with increased asset base and expanded activity

●	Production and Revenue are benefited from the Western Anadarko Basin acquisition for September through December period(3), with additional benefit in 2025 and beyond

●	D&C Capex is based on the completion of 4 drilled uncompleted (“DUC”) wells and the initiation of a drilling campaign including up to 3 new wells by year end

●	Non-D&C / Production Optimization Capex includes rod pump conversions, NW Stack heel fracs, leasing in focused areas and other projects

Investor Presentation

The Company made available an investor presentation regarding the transaction on its website at  investors.sandridgeenergy.com.

Legal Advisor

Winston & Strawn LLP is serving as SandRidge’s legal advisor for the transaction.

Contact Information

Investor Relations

SandRidge Energy, Inc.

1 E. Sheridan Ave. Suite 500

Oklahoma City, OK 73104

investors@sandridgeenergy.com

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development, acquisition, and production of oil and gas assets. Its primary area of operations is the Mid-Continent and Western Anadarko regions in Oklahoma, Texas, and Kansas. Further information can be found at sandridgeenergy.com.

(1)	No change to 2024E guidance for commodity price differentials versus what was provided on March 6, 2024.
(2)	As disclosed on March 6, 2024.
(3)	July and August production and revenue will be reported as a negative adjustment to the gross purchase price as a result of a transaction effective date of July 1, 2024.
(4)	Adjusted G&A excludes stock-based compensation.

Cautionary Note to Investors - This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are neither historical facts nor assurances of future performance and reflect SandRidge’s current beliefs and expectations regarding future events and operating performance. The forward-looking statements include projections and estimates of the Company’s corporate strategies, anticipated financial impacts of the transaction, future operations, development plans and appraisal programs, drilling inventory and locations, estimated oil, natural gas and natural gas liquids production, price realizations and differentials. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the performance and anticipated benefits of the acquired interests, the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to natural gas wells, the availability and terms of capital, the ability of counterparties to transact with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K and in comparable “Risk Factor” sections of our Quarterly Reports on Form 10-Q filed after such form 10-K. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our Company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, except as required by law.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development, acquisition and production of oil and gas properties. Its primary area of operations is the Mid-Continent and Western Anadarko regions in Oklahoma, Texas, and Kansas. Further information can be found at www.sandridgeenergy.com.

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